Exhibit 99.1

Nutrition 21 Reports Fiscal First Quarter 2008 Financial Results

PURCHASE, NY, November 8, 2007 - Nutrition 21, Inc. (NASDAQ: NXXI), the developer and marketer of nutritional supplements under the Chromax®, Diabetes Essentials™ and Iceland Health® brands that help consumers manage blood sugar levels, improve cardiovascular health, enhance memory and reduce chronic joint pain, today announced financial results for the first quarter of fiscal year 2008 ended September 30, 2007.

The Company reported a 171% increase in total revenues to $12.7 million compared to $4.7 million in the comparable quarter a year ago. Net loss for the quarter was $4.1 million, or $(0.07) per fully diluted share, a slight improvement compared to the net loss of $4.1 million, or $(0.08) per fully diluted share in the first quarter of fiscal year 2007.

Paul Intlekofer, president and chief executive officer of Nutrition 21, Inc., said, “We are very pleased with the revenue growth achieved during the quarter. Our sales, through the direct response channel continue to be strong. The retail marketing and distribution plans for our Chromax, Iceland Health and Diabetes Essentials brands are achieving traction and delivering measurable results as evidenced by our expanding retail presence. This time last year, Chromax was sold in 21,000 retail store locations and one Diabetes Essentials SKU was sold in 11,100 locations. As of today, Chromax is sold in 27,000 store locations, the Diabetes Essentials line of up to 4 SKUs is sold in 16,000 store locations, Iceland Health Maximum Strength Omega-3 is sold in 21,000 locations, Iceland Health Joint Relief is in 16,000 locations and Core4Life™ Advanced Memory Formula™ was just launched into 14,000 locations. We are pleased with the execution of this important component of our strategic business plan. We have programs in place to leverage this expanded distribution and increase sales.”

Mr. Intlekofer continued, “As Americans become acutely aware of the impact of obesity, diabetes and aging on their lives, our clinically-proven products provide natural solutions that address a number of conditions, including blood sugar control, heart health, memory enhancement and chronic joint pain. Working closely with our retail drug store distributors, we are in the early stages of developing brand loyalty which we believe will expand as the “Baby Boomer” generation increasingly embraces natural solutions that can improve their quality of life. These are large and growing markets and we are dedicated to becoming a trusted partner to all consumers dedicated to living healthy and active lives.”

The Company will discuss the financial results of the quarter in a conference call scheduled today at 4:30 p.m. EASTERN. Interested parties can access the call by dialing (866) 562-9910 or (706) 679-5064 or by accessing the webcast at http://www.nutrition21.com. A replay of the call will be available at (800) 642-1687 or (706) 645-9291, access code 22465027, through November 11, 2007. The webcast can be accessed at http://www.nutrition21.com for the next 30 days.

CONTACT:
Nutrition 21 Inc.	Lytham Partners, LLC
Maryrose Lombardo	Joe Diaz, Joe Dorame, Robert Blum
914-701-4525	602-889-9700

About Nutrition 21
Nutrition 21, Inc. (NASDAQ: NXXI), headquartered in Purchase, NY, is a nutritional bioscience company and the maker of chromium picolinate-based and omega-3 fish oil-based supplements with health benefits substantiated by clinical research. Nutrition 21 holds more than 30 patents for nutrition products and uses. Nutrition 21’s portfolio of health and wellness brands include: Chromax®, Core4Life™ Advanced Memory Formula™, Diabetes Essentials™, Iceland Health® Maximum Strength Omega-3 and Iceland Health® Joint Relief. The company also manufactures private label supplements and ingredients for third parties. Nutrition 21 distributes its products nationally through more than 29,000 major food, drug and super center retailers as well as internationally. For more information please visit http://www.nutrition21.com.

Safe Harbor Provision
 This press release may contain certain forward-looking statements. The words “believe,” “expect,” “anticipate” and other similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties, including without limitation: the effect of the expiration of patents; regulatory issues; uncertainty in the outcomes of clinical trials; changes in external market factors; changes in the Company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally; the emergence of new or growing competitors; various other competitive factors; and other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended June 30, 2006. Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this press release will in fact occur. Additionally, the Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

Financial Table on following pages

NUTRITION 21, INC.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30,	June 30,
ASSETS	2007	2007
	(unaudited)
Current assets:
Cash, cash equivalents and short term investments	$16,189	$3,417
Accounts receivable, net	4,388	1,918
Other receivables, net	219	344
Inventories, net	3,639	3,945
Other current assets	2,517	1,369
Total current assets	26,952	10,993

Property and equipment, net	56	64
Patents, trademarks, and other intangibles, net	2,879	3,271
Goodwill	14,827	14,715
Other intangibles with indefinite lives	5,379	5,379
Other assets	1,401	272

Total Assets	$51,494	$34,694

LIABILITIES, AND STOCKHOLDERS’ EQUITY
Short-term borrowings	$1,525	$ ---
Accounts payable	7,295	7,085
Accrued expenses	1,637	1,411
Deferred income	3,739	2,929
Total Current Liabilities	14,196	11,425
Long-term debt	2,360	2,342
Deferred income tax liability	2,152	2,152
6% Series I Convertible preferred stock subject to mandatory redemption	2,946	2,838
8% Series J Convertible preferred stock subject to mandatory redemption	10,508	---
Total Liabilities	32,162	18,757
Stockholders’ Equity	19,332	15,937
Total Liabilities and Stockholders’ Equity	$51,494	$34,694

NUTRITION 21, INC.
Consolidated Statements of Operations
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,
	2007	2006

Net sales	$12,579	$4,548
Other revenues	131	136
Total Revenues	12,710	4,684

Costs and Expenses

Cost of Revenues	4,015	1,546

Advertising and Promotion	10,515	4,371

General and Administrative	1,085	1,406

Research and Development	309	388

Depreciation and Amortization	542	681

Operating loss	(3,756)	(3,708)

Interest (expense), net	(294)	(401)

Loss before income taxes	(4,050)	(4,109)

Income taxes	5	3

Net loss	$(4,055)	$(4,112)

Basic and diluted loss per share	$(0.07)	$(0.08)

Weighted average number of common shares outstanding - basic and diluted	61,202	52,353

# # #